Allstate

Copyright:  The Allstate Corporation 1995
All Rights Reserved

SLIDE 1

                         ALLSTATE -
            AN ATTRACTIVE INVESTMENT OPPORTUNITY

     -    Strong Core Businesses

     -    Future Top and Bottom Line Growth Opportunities

     -    Growth Potential in Earnings Multiple

     -    Strong Management

                                             Allstate

- -    Second largest writer of both private passenger auto
and  homeowners.

- -    At year end 1993, 12% of total personal lines market
share, second to State Farm (22% of market) and well ahead of #3 Farmers (6.2% of market).

- -    We are also the only large personal lines company you can
invest in directly...State Farm, Farmers, Nationwide, and USAA are not publicly traded.

- -    We are the second largest insurance company in market
capitalization (AIG is 1st).

- -    Thirteenth largest life insurer in 1993 face amount in
force.

- -    We are now the largest non-standard auto insurer, larger
than Progressive.

SLIDE 2

               ALLSTATE-THE GOOD HANDS PEOPLE

     -    Dominant Publicly Traded Personal Lines Company...
          Insure 1 out of 8 Autos and Homes

     -    Formidable Distribution Franchise... More Than
          14,500 Agents

     -    Largest Non-Standard Automobile Insurer

     -    Thirteenth Largest Life Insurer

     -    Company with a High Quality Balance Sheet and
          Reserve Position

                                             Allstate

- -    The recent trends of the business are strong.

     -    Property-Casualty Statutory Premium is up 4.6% and
Life Statutory Premium is up 13.0% for the 4th quarter 1994, over the 4th quarter 1993.

     -    Life produced record profits in 1994.

- -    New money is a function of new money from underwriting,
interest and dividends, capital gains, tax payments/refunds, dividends paid, inter-company dividends and capital contributions. Variances between 1994 and 1993 due primarily to IPO proceeds and Debt Offering in 1993.

SLIDE 3

                     1993 & 1994 RESULTS

                              1993      1994
($ Millions, Except EPS)      Actual    Actual    1994*
                                $         $         $

Statutory Premium             20,756    21,663    21,663

Operating Income               1,158       352     1,427

Operating EPS                   2.66       .79      3.18

Net Income                     1,302       484     1,559

Net Income EPS                  2.99      1.08      3.47

Return on Equity %              17.4       5.8      17.7

Property/Liability
 New Money to Invest           3,192     1,119     2,153

* Adjusted for Special Retirement Offer and all Catastrophes in excess of $1 Billion (i.e. Northridge Earthquake)

Company Overview                             Allstate

- -    Statutory Premiums are a reasonable indicator for sales.

- -    Statutory premiums are net written premium for P-L and
premiums and deposits for Life. Canada is included in specific lines/business units.

- -    Compound average growth rate for 1990-1994 is 3.3%.

     Property-liability statutory premium growth slowed in the early 90's due to managed growth.

- -    We want to grow, but grow profitably.

- -    Life insurance statutory premium growth of over 11% in
1994 is driven by an expanded bank distribution initiative...
over $500 Million in Sales 1994.

SLIDE 4

                       ALLSTATE TODAY
          1994 STATUTORY PREMIUMS OF $21.7 BILLION

Bar Graph                               Pie Chart

Vertical Axis:                               Total PP&C - 71%

($ Billions)  Numbers  10  15  20            Owners 12%
                                             Auto 54%
Horizontal Axis:                             Life 21%
                                             Business
          Year      Data Point                 Insurance 7%
                                             PMI 1%
          1990      19.0                     Other PP&C 5%
          1991      19.6
          1992      19.9                     1994 = $21.7
          1993      20.8                            Billion
          1994      21.7


Company Overview                             Allstate

- -    This slide shows operating income for 1990-1994 on a
reported basis.

- -    As indicated, our volatility is primarily driven by
catastrophes, which as will be illustrated later, we are working to get under control.

SLIDE 5

                      OPERATING INCOME

Bar Chart

Vertical Axis: ($ Millions) Numbers ranging from 1100 to -1000

Horizontal Axis:

          Year      Data Point
          1990         571
          1991         719
          1992        (607)
          1993       1,159
          1994         352

Company Overview                             Allstate

- -    On the right side, we reflect how $1,427 in 1994 Adjusted
Operating Income is broken down, with 70% related to Personal
Property & Casualty and 16% from Life Insurance.

SLIDE 6

                   IMPROVED PROFITABILITY
                ANALYSIS OF OPERATING INCOME

Bar Chart                               Pie Chart

Vertical Axis:                          1994 Distribution
  ($ Millions) Numbers ranging
   from 1,500 to -1,200                 PP&C 70%
                                        Life 16%
Horizontal Axis:                        Business Insurance 10%
                                        PMI 4%
               Data Points
     Year      Actual    Adjusted       $1,427 Operating
     1990        571                         Income
     1991        719
     1992       (607)    1,043
     1993      1,158
     1994        352     1,427

Adjusted excludes Special Retirement Offer in 1994, OPEB in
1992 and all Catastrophes in Excess of $1 Billion (i.e.
Hurricane Andrew in 1992 and Northridge Earthquake in 1994)

Company Overview                             Allstate

- -    These items are some of the keys to our business
performance.

- -    We believe we are on target in all of these key
priorities except one.

- -    Let me address the catastrophe issue first and then come
back and talk about these other priorities.

SLIDE 7

                     BUSINESS PRIORITIES

                                   On Target

                              Yes            No

Growth of Target Markets      (check)

Non Standard Auto Growth      (check)

Increased Retention           (check)

Loss Cost Containment         (check)

Expense Management            (check)

Life Growth and Profit        (check)

Catastrophe Exposure
  Management                            (check)



Business Priorities                          Allstate

- -    This exhibit reflects the markets where we have the
greatest exposure to catastrophes.

             AREAS WITH SIGNIFICANT EXPOSURE TO
                     CATASTROPHE LOSSES

Map of the United States

California, Florida, New Jersey, Connecticut, Rhode Island and
South East New York broken away and shaded


Business Priorities                          Allstate

- -    We seek to manage our surplus to absorb catastrophes of
$1 Billion and still be at a premium to surplus ratio of 2.2 to 1. We believe that at that level we can maintain our existing claim paying ratings. In 1994 we absorbed a $1.625 Billion catastrophe and ended the year at a premium surplus ratio of 2.5 to 1. Management's goal is to improve this ratio in 1995.

- -    We continue to review traditional Reinsurance options, as
well as capital market solutions to our exposures... the Kobe earthquake will make reinsurance even more expensive.

- -    We have actively worked with the states of Florida and
California toward legislative remedies. The Natural Disaster Recovery Act direction is being rethought due to Republican control of Congress. We will take a very proactive role in legislative solutions.

- -    Rate Increases:

          Florida:  Taken - $66 million in homeowners
                            $8 million in mobilehome

          California:  Taken - $26 million in homeowners
                               $10 million in other property
                               earthquake of $75 million

          North East:  Taken - $28 Million in homeowners

- -    We seek to continue to make rate adjustments to
adequately position our price, based on potential catastrophe losses, subject to regulatory and competitive pressures.

- -    Policy revisions are being pursued in many states.

SLIDE 9

               CATASTROPHE EXPOSURE MANAGEMENT
                         INITIATIVES

          -    Surplus

          -    Capital Markets

          -    Reinsurance

          -    Legislative Initiatives/Remedies

          -    Operational Initiatives
               -    Limits on New Business/Renewals
               -    Rate Increases
               -    Policy Revisions

Business Priorities                          Allstate

- -    Florida - reduction or elimination of new business.
     - Increased non renewal activity, 14,000 non renewals on the Atlantic side between April - December 1994
     - Reduce exposure by up to another 50,000 in the one year period beginning April 15, 1995... 20,000 on the Gulf side, 30,000 on the Atlantic side.
     -    Florida catastrophe fund is in effect
          -    Funded primarily by charges against insureds
          - If insured funding is not sufficient, the fund has municipal bonding capability equal to 2 to 10X the revenue stream of insured funding.
          - If insured funding and bonding does not provide enough funds, a 2% assessment is made against insurers and additional bonds are issued, secured by this new revenue stream.
          -    Coverage provided to insurers is 75% of
catastrophe losses in excess of 2 times an insurers annual property insurance premiums.
          - In 1994, we paid approximately $71 Million to the Florida Catastrophe Fund

- -    California - Earthquake endorsement period
     - Current legislation would attempt to put in Earthquake Pool legislation, which would be recommended for all new business and renewal business.
     - In 1994 in the Growth Markets of Florida (non-catastrophe prone areas) we grew over 2.5%.

SLIDE 10

               CATASTROPHE EXPOSURE MANAGEMENT

               FLORIDA
               -    No New Property Written in High Risk Areas
               -    Significant Non Renewals In Hurricane
                    Prone Areas in 1994
(Map of        -    Non Renew up to 50,000 Policies in Coastal
Florida)            Areas beginning in April 1995
               -    Led Industry in Passage of Florida
                    Hurricane Fund Legislation
               -    Rate Increases of $74 Million

               CALIFORNIA
               -    No New Business
               -    1995 Insurance to Value Increases
               -    Rate Increase of $36 Million on
                    Homeowners, and $75 Million on Earthquake
(Map of        -    Earthquake Endorsement at Every 2nd Year
California)         Renewal Only
               -    Policy Changes Approved
               -    Pursuing Legislative Actions

Business Priorities                          Allstate

- -    Both full time agents and new business production
(applications) are being increased in growth markets and decreased in limited growth markets.

                      % Distribution to
                      Countrywide Total

Auto                Allstate            Industry

California          10.8                12.2

New Jersey           5.9                 4.5

Georgia              2.9                 2.6

Total
Limited             19.6                19.3

                      % Distribution to
                      Countrywide Total

Property            Allstate            Industry

California          15.5                11.7

New York            12.0                 7.8

Florida              9.1                 5.7

New Jersey           3.4                 3.6

Total
Limited             40.0                28.8

NOTE: These are not market share numbers but the % of Allstate's and the Industry's business in these states compared to the Countrywide total (% distribution).

Growth/Limited Growth Markets: These markets are areas where the Company intends to grow, or conversely, intends to grow on a limited basis at this time.

Limited Growth Markets may be areas that are catastrophe prone; constrained by regulatory situations and/or the legal climate.

                      Growth      Limited Growth  Total
                     Markets       Markets        Markets

Producers

Full-time Agents      8,899        4,114          13,013

  # Variance to
     Prior Year         177         (138)             39

Independent
  Agents              1,792          164           1,956

  # Variance to
     Prior Year         263           17             280


Based on 1993 Direct Written Premiums
Source:  A. M. Best

SLIDE 11

                SEGMENTED APPROACH TO GROWTH
                   STANDARD AUTO/PROPERTY

           % Change in New Business - 1994 vs 1993

                         Standard Auto       Homeowners
                              %                   %

Growth Markets               20.7               23.1

Limited Growth Markets      (30.2)             (12.9)

Total Markets                 8.4               12.6


Business Priorities                          Allstate

Enhanced Multi Tier (EMT) allows Allstate to more precisely price auto insureds based on their riskiness.

- -    1994 combined ratio results are favorable; note the
discount and the corresponding combined ratio.

                    Impact

Risk           Status         Definition

Advantage      20% Discount   -no inexperienced operators
                              -no accident or violations last
                                5 years
                              -prior standard insurance last
                                3 years
                              -Allstate HO, Condo, or MH
                               policy

Preferred      10% Discount   -no inexperienced operators
                              -no accidents or violations last
                                5 years
                              -prior standard insurance last
                                3 years
                              -no Allstate HO, Condo, or MH
                                policy

Multi-Policy   5% Discount    -Allstate HO, Condo, or MH
                                policy

Standard       No Discount    -Does not quality for advantage,
                                preferred, or multi-policy

Surcharge      20% Surcharge  -Prior non-standard insurance or
                                single car with one chargeable
                                accident or violation last 3
                                years.

- -    EMT is in place in all but six states (not scheduled:
Alaska, D.C., Georgia; not planned:  Hawaii, New Jersey,
Texas)

SLIDE 12

                   ENHANCED RISK SELECTION
                        STANDARD AUTO

               Distribution                            1994
               Before Enhanced         1994          Combined
Risk           Multi-Tier          Distribution        Ratio
                    %                   %                %

Advantage           23.0                33.4           90.8

Preferred           ---                 28.2           94.9

Multi Policy        ---                 15.9          103.1

Standard            76.0                21.9          104.5

Surcharge            1.0                  .6          107.9

  Total            100.0               100.0           98.3



Business Priorities                          Allstate

- -    Top line growth (net written premiums) has a 16.2% CAGR
(1990-1994).

- -    Non-standard auto is priced to achieve an underwriting
profit. Combined ratios have been below 100% in each of the last 5 years.

- -    Allstate is the market share leader in non-standard auto.

SLIDE 13

             GROWTH IN NON-STANDARD AUTO MARKETS

Bar Graph                          Bar Graph

Net Written Premium                GAAP Combined Ratio

16.2% CAGR

Vertical Axis:                     Vertical Axis:
  ($ Millions)  Numbers              (% to Earned Premium)
  ranging from 900 to 1650           Numbers ranging from
                                     90 to 100
Horizontal Axis:
                                   Horizontal Axis:
     Year      Data Point
     1990        916               Year      Data Point
     1991      1,088               1990        99.6
     1992      1,264               1991        98.3
     1993      1,407               1992        98.7
     1994      1,668               1993        97.0
                                   1994        95.7


                    83        90        92        94E
Market Share        %         %         %         %

Allstate            2.5       11.3      12.4      12.8

Progressive         6.1        8.9       9.2      10.3


Business Priorities                          Allstate

- -    Note:  The Retention Economic Exhibit is an
"illustration".

- -    Both the auto and homeowner renewal ratios are up at
record levels.

- -    Since 1990, auto is up 1.2 points and homeowners 1.8
points.

- -    The renewal trends illustrate increased customer
satisfaction with their service.

- -    Renewal business tends to be more profitable than new
with lower loss ratios and lower expense ratios (due to acquisition and back office processing costs).

- -    These renewal ratios are 12 month moving, by quarter, on
a gross 30 day basis (Auto 6 month policy, Homeowners 12 month policy).

SLIDE 14

                     IMPROVED RETENTION

Retention Economics

Bar Graph

Vertical Axis:
 (Combined Ratio) Numbers
 ranging from 0 to 100

Horizontal Axis

                              Our Business Today
                              Allstate 1994
  Illustration                Standard Auto Book

          Data Points
          Expense   Loss                Expense   Loss
Year      Ratio     Ratio               Ratio     Ratio
Year 1    48.6      77.8      1994      29.7      68.6
Year 10   23.0      60.3


Retention

Line Graph

Vertical Axis:  (Renewal Ratio) Numbers ranging from 87.0 to
92.0

Horizontal Axis:

Line 1:  Standard Auto             Line 2:  Homeowners
          (6 Month)                          (12 Month)
Year      Data Point               Data Point
1990           89.1                     87.6
1991           89.0                     88.0
1992           89.5                     88.5
1993           90.5                     88.9
1994           91.1                     89.1

Business Priorities                          Allstate

<ALLSTATE>

- -    One of our major initiatives will always be loss
containment which we believe will, over the next few years, save several hundred million dollars cumulatively.

- -    This slide reflects our injury severity experience over
the last 5 years.

- -    Our goal is to keep loss cost increases below inflation
index for medical/auto parts, etc. Our recent results relative to bodily injury severity are favorable to the industry. Recent physical damage severity results are comparable to the industry. On a paid pure premium basis, we are significantly better then the industry on all coverages (B.I. and P.D. - 6.3%, collision - 2.5%, comprehensive - 5.7%).

- -    Medical Management
     - Data Base of over 9,000 medical procedures with prices
     -    Utilization Review

- -    Special fraud investigative units reduce fraud and saved
over $100 Million in 1994.

- -    Almost 70% of cases handled by in-house lawyers - saves
considerable amounts in Loss Adjustment Expenses... $3,000 per file.

- -    Pro Shops - Over 3,900 auto repair shops - agreed pricing
and guaranteed repair quality.
     -    Eliminates appraisals at drive-in
     -    Being mechanized.

- -    Claim Core Process redesign is a reinvention of the
entire Claims process.

SLIDE 15

                    LOSS COST CONTAINMENT
                     AUTO PAID SEVERITY

Medical Management
Special Fraud Investigative Units            Bodily Injury
Extensive Use of In-House Counsel            [line graph]
Priority Repair Option ("PRO") Shops
Claim Core Process Redesign

[Line Graph]

Vertical Axis:  (% Var. to Pr. Yr.)  Numbers ranging from 11 to -3

Horizontal Axis:

          Line 1:  Med CPI         Line 2:  Paid Severity
Year      Data Point:              Data Point:
90             9.1                      3.5
91             8.7                      1.8
92             7.4                      -.1
93             6.0                      -2.0
94             4.5                      -2.5


Business Priorities                          Allstate

- -    Allstate vs Industry expense ratios are shown on a trade
basis (left graph) while internal Allstate expense ratios are shown as a % of earned premium (right graph).

- -    Allstate had previouslye committed to improving our
expense ratio by 2 points. As of the end of 1994, our reduction has been 1.4 pts. We are ahead of schedule toward achieving this goal.

- -    Over the last ten years, direct writers consistently
enjoyed a nearly 7.5 point expense ratio advantage over agency writers.

- -    Allstate's expense ratio has been 2-3 points above the
direct writers, though the gap narrowed to under 1 point in 1994. The Direct Writers include the low cost Direct
Marketing companies.

- -    Allstate's plan calls for a continuing decline in its
expense ratio beyond the original target of 22.2%.

SLIDE 16

                     EXPENSE MANAGEMENT

- -    Goal: To Improve Expense Ratio By 2 Points Between 1992
and 1997

Left Graph

Allstate Vs Industry

Vertical Axis:  (Expense Ratio)  Numbers ranging from 20 to 35

Horizontal Axis:

          Line 1:             Line 2:        Line 3:
            Agency Writers     Allstate       Direct
                               P/C Group      Writers
Year      Data Point          Data Point     Data Point
82             31.9                24.1           22.1
83             32.5                25.1           22.6
84             31.9                23.3           24.3
85             29.2                23.0           21.1
86             28.0                23.0           21.1
87             28.6                23.6           21.1
88             29.2                24.0           21.2
89             29.5                24.9           21.5
90             29.5                24.8           21.8
91             29.8                24.9           22.5
92             30.2                24.7           22.6
93             29.7                24.3           22.4
94*            29.7                23.1           22.3

Right graph

Allstate

Vertical Axis:  (Expense Ratio)  Numbers ranging from 21 to 25

Horizontal Axis:

               Line 1:  Goal       Line 2: Actual
Year           Data Point          Data Point
90                  24.5                24.5
91                  24.8                24.8
92                  24.2                24.2
93                  23.8                23.8
94                  -                   22.8
97                  22.2

Excluding SRO in 1994

*Estimate for Industry
 Source: A.M. Best

Business Priorities                          Allstate

Assets:

- -    Invested assets, including separate accounts, topped $26
Billion in 1994.

- -    Separate accounts have grown from $407 million in 1990 to
$2.8 billion in 1994, as Allstate passes the investment risk to the policyholder via variable annuities.

Profitability:

- -    Net income dropped in 1992 due to commercial mortgage
writeoffs of $92 Million (after-tax).

- -    Writeoffs improve to $53 million in 1993 and $39 million
in 1994.

- -    One time nonrecurring charges of $17.5 million (after-
tax) in 1993 (LASER), and $14.2 Million (after tax) in 1994
(SRO). Excluding these, life net income was still up 24.7% in 1994 vs. 1993.

- -    Strong operating results in 1994 driven by favorable
annuity margins, especially expense margins.

SLIDE 17

                         LIFE GROWTH

Life Growth... Assets

Bar Chart

Vertical Axis:  ($ Billions)  Numbers ranging from 10 to 30

Horizontal Axis:

               General Acct.  Separate Acct.      Total
  Year
1990                15.3            .4            15.7
1991                18.5            .5            19.0
1992                20.9            .9            20.9
1993                22.1           2.3            24.4
1994                23.4           2.8            26.2

Life Profitability... Net Income

Bar Chart

Vertical Axis:  ($ Millions)  Numbers ranging from 50 to 250

Horizontal Axis:

  Year         Data Point
1990           184.4
1991           165.6
1992            75.0
1993           163.2
1994           211.0

Business Priorities                          Allstate

- -    Asset exclude Separate Accounts.

- -    Duration of Fixed Income Portfolio:

(Years)                  AIC                 ALIC
                    1994      1993      1994      1993

Muni's (Avg.)       6.2       5.2       N/A       N/A

Private Placements  5.1       5.1       4.6       5.1

Corporate/Public    6.1       6.9       4.8       4.8

- -    We currently have about $381 Million of unrealized gains
in our equity portfolio. In 1994 our portfolio outperformed the average equity mutual fund.

- -    The % of Invested Assets classified as
problem/restructured/and potential problem" (net of reserves) is 1.1% for the Allstate Corporation. (net is 1.1%; gross, (eg with mortgage reserves) is 1.2%)

- -    Our mortgage portfolio is well-diversified geographically
and also by type and size of mortgage loan. We review each loan individually on an annual basis, or more frequently, and believe we have addressed every exposure that can be anticipated at this time.

- -    We don't have a big investment in real estate ($814
Million). But, that which we do has done well in this environment.

- -    Overall a very high quality portfolio with an in-depth
monitoring process.

SLIDE 18

           $48.2 BILLION IN TOTAL INVESTED ASSETS

Pie Chart

               Fixed Income  79%
               Equities  10%
               Mortgage Loans  7%
               Real Estate  2%
               Short-Term & Other  2%

    94.8% of Fixed Income Securities are Investment Grade


Financial Overview                           Allstate

- -    Allstate has a conservative debt to equity ratio, and has
the capacity to increase debt levels. Allstate's debt shelf registration has $650 million remaining and Allstate also has access to a $1 billion (bank) line of credit.

- -    Debt to Equity is 10.3% both including and excluding
unrealized Capital Gains of $40.2 Million, and Currency
Translation Adjustment ($15.7) Million.  Debt to Total
Capitalization is 9.4%.

- -    NOTE:  Unrealized Capital Gains consists of $386.4
Million for equity securities and a loss of $346.2 Million for fixed Income securities.

- -    Despite this year's devastating California earthquake,
Allstate' surplus remains strong (premium/surplus of 2.5) as does Allstate's various claims paying ability and long term debt ratings.

SLIDE 19

                      CAPITAL STRUCTURE

                       Year Ended 1994

($ Millions)                       Actual
                                     $

Capitalization
 Long Term Debt                      869.2
 Shareholders Equity               8,426.0
  Total Capitalization             9,295.2

Key Ratios
 EBIT/Total Fixed Charges              2.5x
 Debt/Equity Ratio                    10.3%
 Premium to Surplus Ratio              2.5x

               Long Term           Claim Paying Ability
Ratings        Debt Rating         Casualty       Life
 S&P                A                 AA          AA+
 Moody's            A2                Aa3         Aa3
 A.M. Best          N/A               A-          A+


Financial Overview                           Allstate

- -    Loss reserves, at $16.9 Billion (Gross) are a major focus
of the company.  Reserve status is reviewed quarterly.
Reserves are also considered by the Company's independent public accountants in connection with their annual audit of the Company's financial statement. The establishment of loss reserves is an inherently uncertain process, there can be no assurance that ultimate losses will not exceed Allstate's loss reserves.

- -    This chart demonstrates that reserves have developed very
favorably since 1982 with the exception of 1989.

- -    Although the 1994 data (1993 accident year) is not
available yet, we believe results will again be very favorable.

- -    In summary, we believe our aggregate reserve level is one
of the Company's points of financial strength.

SLIDE 20

               $16.9 BILLION IN TOTAL RESERVES
       FAVORABLE ACCIDENT YEAR DEVELOPMENT SINCE 1982

Bar Chart

Vertical Axis:  ($ Millions)  Numbers ranging from 500 to -300
                Portion of chart above 0 labeled Favorable
                Portion of chart below 0 labeled Unfavorable

Horizontal Axis:

Year           Data Point
82                    20
83                    49
84                    92
85                    42
86                    13
87                    50
88                    92
89                  -240
90                   243
91                   475
92                   308
93                  N/A


Financial Overview                           Allstate

- -    Our strategy remains the same...

- -    We will see increase employee ownership through:
     -    Profit Sharing Plan
     -    Employee Stock Ownership
     -    Managed Stock Incentives

- -    Following the Spin off, equity financing will become an
alternative.

- - We may wish to invest a higher percentage of investable cash in taxable instruments than we have in the past. This is driven by AMT and the elimination of tax consolidation with Sears. We currently expect this to have a 1995 impact of less than $15 Million.

SLIDE 21

                   IMPACT OF THE SPIN-OFF

     -    No Impact On:
          -    Strategy
          -    Ratings
          -    Market Position

     -    Increased Employee Ownership

     -    Increased Capital Markets Flexibility


     -    Reduced Investment Income
          -    Loss of Tax Consolidation
          -    Lower Purchases of Municipal Securities


Spin-off Implications                        Allstate

- -    Allstate's number one priority is crystal clear:  risk
exposure management... the limiting of maximum probable loss
(ideally, to $1 billion) from a single catastrophic event.

SLIDE 22

             GOALS FOR GROWTH AND PROFITABILITY

- -    Grow Property/Casualty Business In Selected Areas and
     Segments

- -    Continue to Grow Non-Standard Auto Business

- -    Reduce Likelihood of Catastrophic Loss to $1 Billion from
     any Single Event

- -    Expense Management... Continue Reduction Beyond 1997

- -    Combined Ratio Goal... Below 100% in our Core Personal
     Lines Business

- -    Continue Life Growth in Statutory Premium and Net Income

Goals                                        Allstate

SLIDE 23

                SHAREHOLDER VALUE INITIATIVES

     -    Achieve Aggressive Performance Goals

     -    Grow the Business with Quality

     -    Manage Catastrophe Exposure

     -    Control Losses and Expenses

     -    Maintain Strong Balance Sheet

     -    Focus on Market Valuation


Summary                                      Allstate

APPENDIX

- -    Allstate's dividend yield is competitive with the
industry.

- -    At the 1994 year end stock price of $23.75, the 1995
dividend yield will be 3.2% based on 1994's year end stock price.

SLIDE 24

          INSURANCE STOCK MARKET PRICES AND RATIOS
                      DECEMBER 31, 1994

                              Current   P/E       Com-
                              Price/    Ratio     bined
                    Dividend  Book      (1)       Ratio
                    Yield     Ratio     1994E     As of 9/94
                       %                            %
Property Casualty
Chubb Corp.          2.4       1.6      14.0      101.6
Continental Corp.    0.0       0.8      N/M       126.2
Gen Re               1.6       2.1      17.0      103.8
SAFECO Corp.         3.8       1.1      11.1      104.5
St. Paul Cos.        3.4       1.4      10.2      104.0
USF&G Corp.          1.5       1.3      14.5      109.5
   Group Average     2.1       1.4      13.4      109.6

Multi-Line Insurers
AETNA                5.9       1.0      10.6      124.4
CIGNA                4.8       0.8      10.0      143.0
AIG                  0.5       1.9      14.8      100.8
   Group Average     3.7       1.2      11.8      114.7

Specialty
Cincinnati Fin.      2.5       1.3      14.3      102.0
CNA                  0.0       0.9      N/M       116.5
GEICO Corp.          2.0       2.3      17.5       96.1
Progressive Corp.    0.6       2.5      12.6       92.8
Ohio Casualty        4.5       1.1      14.1      106.0
    Group Average    1.9       1.6      14.6      106.8

S&P 500 Index        2.8       2.9      14.8
SP Prop (Prop Cas)   2.2       1.6      13.7
SP Lines (MultiLine) 1.6       1.7      13.7
SPEC (Specialty)     1.5       1.6      15.0

Note:  Group averages are weighted based on market value.
Source for all data except combined ratio is Bloomberg.
Source for combined ratio, through nine months, on a statutory basis, is ISO.

(1) Based on Operating EPS


Allstate

- -    From 1986 - 1992, Allstate's growth exceeded the
industry.

- -    Allstate's growth fell below the industry in 1993, due to
our managed growth philosophy.

- -    The Property/Casualty Industry is a $250 billion
industry.

SLIDE 25

                PROPERTY CASUALTY NET WRITTEN
                       PREMIUM GROWTH

Total Lines

Line Graph

Vertical Axis: (% Var. to Pr. Yr.)  Numbers ranging from 0 to
30

Horizontal Axis:

               Line 1: Allstate    Line 2: Industry
Year           Data Point          Data Point
83                   6.4                 4.6
84                   7.0                 8.5
85                  13.5                21.9
86                  21.5                22.3
87                  16.1                10.0
88                  11.5                 4.4
89                   8.4                 2.8
90                   8.7                 3.9
91                   3.9                 2.3
92                   4.8                 2.0
93                   3.5                 6.2
94                   2.8                 3.7

Personal Lines

Line Graph

Vertical Axis:  (% Var. to Pr. Yr.)  Numbers ranging from 0 to
30

Horizontal Axis:
Year      Line 1:  Allstate        Line 2:  Industry
            Data Point               Data Point
83              6.9                      8.9
84              5.6                      7.0
85             12.2                     12.2
86             19.6                     14.0
87             15.3                     11.9
88             12.7                      6.9
89             10.3                      5.1
90              9.4                      6.5
91              4.7                      5.2
92              4.8                      6.7
93              3.8                      5.5
94              2.9                      4.3

Commercial Lines

Line Graph

Vertical Axis:  (% Var. to Pr. Yr.)  Numbers ranging from 0 to
30

Horizontal Axis
Year      Line 1:  Allstate        Line 2:  Industry
            Data Point               Data Point
83              5.6                       .9
84             21.4                     11.8
85             22.6                     33.9
86             33.3                     30.3
87             20.8                      8.0
88              5.4                      1.9
89             -2.8                      1.3
90              4.0                      2.8
91             -2.1                     -0.1
92              5.0                     -2.3
93              0.9                      6.0
94              2.1                      3.1

                  1994 Net Written Premium

(4 Billions)
                         Allstate  Industry* Allstate/Industry
                             $        $             $

Total Lines               16.2       250.5         6.5

Personal Lines            14.4       119.9        12.0

Commercial Lines           1.8       123.6         1.5

Estimate for Industry
Source:  A.M. Best                           Allstate

- -    Allstate's growth in personal lines has been less than
the industry since 1991. (Auto market share was flat in 1991, then declined; Home Owner market share has declined since
1991).

- -    Allstate's slower growth was deliberate, emphasizing
profitability.

SLIDE 26

          PERSONAL LINES NET WRITTEN PREMIUM GROWTH

          -    Demonstrated the Ability to Grow the Company

          -    1994 Increase in Growth Markets of 4.5%

Chart

Vertical Axis: (% Var. to Pr. Yr.)  Numbers ranging from 0 to
14

Horizontal Axis:

Year      Bar 1:    Allstate            Line 1:   Industry
            Data Point                    Data Point
1988           12.7                          6.9
1989           10.3                          5.3
1990            9.5                          6.5
1991            4.7                          5.3
1992            4.8                          6.7
1993            3.8                          5.5
1994*           2.9                          4.3

*Estimate for Industry
Source:  A.M. Best                           Allstate

- -    Personal lines industry is much more concentrated than
the industry overall.

- -    Top five companies have 47% of personal lines market; 29%
of total market (including commercial).

- -    In personal lines, Allstate is a strong #2, with double
the marked share of the next competitor.

SLIDE 27

               MARKET SHARE OF TOP 5 COMPANIES
                            1993

Total Property/Casualty            Total Personal Lines

Pie Chart                          Pie Chart

State Farm 12.2%                   State Farm 22.0%
Allstate 6.4%                      Allstate 12.0%
Farmers 3.7%                       Farmers 6.2%
AIG 3.6%                           Nationwide 3.5%
Nationwide 3.2%                    USAA 3.2%
All Others 70.9%                   All Others 53.1%

Source:  A.M. Best

                                        Allstate

SLIDE 28

                      WHAT IS ALLSTATE?

     -    Highly Recognized Insurance Franchise - "You're in
          Good Hands"

     -    Direct Writer

     -    Dominant Personal Lines Company... Only Publicly
          Traded Company in Top 5

                    1993 Market Shares

          Auto                          Homeowners
                    %                             %
State Farm          21.7           State Farm     23.3
Allstate            12.1           Allstate       11.8
Farmers Group        6.3           Farmers Group   5.6
Nationwide           3.6           USAA            3.1
USAA                 3.3           Nationwide      2.8

Source:  A.M. Best

                                             Allstate

- -    Direct Writers gained market share at the expense of
agency writers in personal auto over last 15 years.

- -    From 1978-1993, market share gain for direct writers was
9.3 percentage points. Much of that came in the later years, as agency companies pulled back from personal auto (Aetna, USF&G, Chubb)

- -    Market is approaching $100 Billion in size (total of
agency + direct).

- -    Direct Response Writers have over 7.5% of the auto
market.

SLIDE 29

              P/C INDUSTRY MARKET SHARE TRENDS
                   PRIVATE PASSENGER AUTO
                       DIRECT WRITERS

Bar Chart

Vertical Axis: (% Market Share*)  Numbers ranging from 50 to
70

Horizontal Axis:
Year           Data Point

78             58.6
79             60.4
90             61.1
81             61.3
82             61.0
83             61.2
84             61.1
85             61.6
86             62.7
87             63.4
88             63.9
89             65.4
90             66.2
91             67.8
92             68.0
93             67.9

            Size of Market in 1993 is $95 Billion

(*) of Premium Written
Source:  A.M. Best

                                             Allstate

- -    Unlike the Personal Lines (47%), the market concentration
of the 5 top Life companies is only 23%.

SLIDE 30

                     LIFE MARKET SHARE*

($ Billions)                  1993
                              Face Amount
Rank      Company             in Force       Market Share
                                   $              %

1         Prudential          407.8               5.2
2         Metropolitan        378.8               4.8
3         Travelers           357.4               4.6
4         New York Life       317.2               4.1
5         Northwestern
            Mutual            312.5               4.0

6         Transamerica        298.5               3.8
7         Equitable           255.5               3.3
8         State Farm          243.1               3.1
9         General America     193.1               2.5
10        Lincoln National    190.8               2.4

13        Allstate            119.5               1.5

          Total Industry    7,817.7             100.0

*  Based on ordinary life insurance in force (face amount).
   Source:  One Source                       Allstate

SLIDE 31

                      FINANCIAL SUMMARY

                    1990      1991      1992      1993      1994
($ Millions,
 Except EPS)

Statutory Premium 18,996.6  19,570.5  19,914.4  20,756.1  21,662.5
  Growth (%)          12.9       3.0       1.8       4.2       4.4

Net Income as
 Recorded            701.3     722.5    (825.2)  1,301.5     483.8
 Effect of $1B
  Cats and Other
  Adj (1)              -         -    (1,975.6)      -    (1,074.9)
 Effect of Other
  Catastrophes      (296.8)   (333.8)   (528.2)   (354.8)   (317.4)

ROE (%)               10.2       9.7     (11.4)     17.4       5.8
 Effect of $1B
  Cats and Other
  Adj (1)              -         -       (25.4)       -      (11.9)
 Effect of Other
  Catastrophes        (4.1)     (4.2)     (7.4)     (4.2)     (3.7)

Operating EPS*      N/A       N/A        (1.41)     2.66      0.79
 Effect of $1B
  Cats and Other
  Adj (2)           N/A       N/A        (3.83)      -       (2.39)
 Effect of Other
  Catastrophes      N/A       N/A        (1.22)     (.80)     (.71)


(1) Special Retirement Opportunity in 1994, OPEB in 1992, and all Catastrophes in Excess of $1 Billion (i.e. Hurricane Andrew in 1992 and Northridge Earthquake in 1994)
(2) Special Retirement Opportunity in 1994, and all Catastrophes in Excess of $1 Billion (i.e. Hurricane Andrew in 1992 and
Northridge Earthquake in 1994)

                                             Allstate